Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, 0.125% Optionally Exchangeable Notes due February 21, 2020	$790,000	$858,888	$99.80

(1)	The total filing fee of $99.80 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 485 dated March 2, 2015 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

$790,000

Wells Fargo & Company

Medium–Term Notes, Series K

0.125% Optionally Exchangeable Notes due February 21, 2020

Exchangeable for a Basket of Shares or the Cash Value of Such Basket of Shares

Issuer:	Wells Fargo & Company
Reopening:	The purpose of this pricing supplement is to offer additional notes with an aggregate principal amount of $790,000 (the “reopened notes”). The reopened notes will be a further issuance of, and form a single tranche with, and have the same terms as the $5,000,000 aggregate principal amount of notes issued by Wells Fargo & Company on February 23, 2015 (the “original notes”) pursuant to Pricing Supplement No. 480 dated February 13, 2015 to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 (the “original pricing supplement”). The reopened notes will have the same CUSIP number as the original notes, will trade interchangeably with the original notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the notes to $5,790,000. References to the “notes” will collectively refer to the reopened notes and the original notes.
Principal Amount:	Each note will have a principal amount of $1,000.
Reopening Offering Price:	$1,087.20 per reopened note, which includes accrued interest from February 23, 2015, the settlement date for the original notes (the “original settlement date”) .
Stated Maturity Date:	February 21, 2020
Interest:	0.125% per annum will be payable on each interest payment date, calculated based on the $1,000 principal amount. Interest on the reopened notes will accrue from the original settlement date.
Interest Payment Dates:	Semi-annually on the 21st day of each February and August, commencing August 21, 2015 and ending on the stated maturity date.
Underlying Basket:	The underlying basket (the “basket”) is a basket of stocks consisting of shares of common stock of the following two companies (with the approximate weightings based on the reopening stock prices noted parenthetically): Schlumberger N.V. (Schlumberger Limited) (59.46%) and Halliburton Company (40.54%) (each, a “basket stock” and collectively, the “basket stocks”). The issuers of the basket stocks (each, a “basket stock issuer” and, collectively, the “basket stock issuers”) are not involved with this offering and have no obligations relating to and do not sponsor or endorse the notes.
Exchange Right:	Beginning March 4, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares determined on the exchange notice date. We will not pay any accrued but unpaid interest on any notes exchanged. On the reopening pricing date, the value of the shares (or cash) you would be entitled to receive upon exercise of your exchange right is significantly less than the reopening offering price of the notes.
Exchange Ratio:	With respect to Schlumberger N.V. (Schlumberger Limited), 6.33412; and with respect to Halliburton Company, 8.50396; each subject to Adjustment Events.
Parity:	On any trading day, the sum of the products of the closing price of each basket stock and its exchange ratio on such trading day.
Reopening Stock Price:	With respect to Schlumberger N.V. (Schlumberger Limited), $84.6499; and with respect to Halliburton Company, $42.9918; each based upon an intra-day price of such basket stock on the reopening pricing date.
Reopening Basket Value:	$901.78, which is the sum of the products of the reopening stock price of each basket stock and its exchange ratio on the reopening pricing date and is less than the initial basket value (as referred to and defined in the original pricing supplement) on the date the original notes were priced for initial sale to the public.
Redemption Right:	Beginning February 21, 2018, we will have the right to redeem all the notes on any day to and including the stated maturity date. If we redeem the notes, we will pay you an amount in cash equal to the greater of (i) the principal amount of $1,000 per note and (ii) parity determined on the trading day prior to the redemption notice date. If we redeem the notes, the redemption date will be 10 days following the redemption notice date. We will not pay any accrued but unpaid interest on the notes upon the redemption of the notes.
Payment at Stated Maturity:	On the stated maturity date, unless you have previously exercised your exchange right or we have redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount and parity, as determined on the final exchange date, plus any accrued and unpaid interest. All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the basket stocks for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.
Adjustment Events:	In the event of certain corporate events relating to a basket stock issuer, including changes in dividend payments, the exchange ratio of the applicable basket stock will be adjusted as described in this pricing supplement.
Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Reopening Pricing Date:	March 2, 2015
Expected Reopening Settlement Date:	March 4, 2015 (two business days after the reopening pricing date)
CUSIP Number:	94986RVY4

On the date of this pricing supplement, the estimated value of the notes is $1,054.85 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Summary Information—What is the estimated value of the notes?” in this pricing supplement.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Reopening Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,087.20	—	$1,087.20
Total	$858,888.00	—	$858,888.00

(1)	Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Summary Information—What is the estimated value of the notes?” in this pricing supplement for further information.

Wells Fargo Securities

Pricing Supplement

Prospectus Supplement

Prospectus

Unless otherwise indicated, you may only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither we nor the agent has authorized anyone to provide information different from that contained in this pricing supplement and the accompanying prospectus supplement and prospectus. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither the delivery of this pricing supplement nor sale of the notes means that information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is correct after their respective dates. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer of solicitation is unlawful.

i

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 0.125% Optionally Exchangeable Notes due February 21, 2020 (the “notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the section “Risk Factors” in this pricing supplement, which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes offered by this pricing supplement (the “reopened notes”) will be a further issuance of, and form a single tranche with, and have the same terms as the $5,000,000 aggregate principal amount of notes issued by Wells Fargo & Company on February 23, 2015 (the “original notes”) pursuant to Pricing Supplement No. 480 dated February 13, 2015 to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 (the “original pricing supplement”). The reopened notes will have the same CUSIP number as the original notes, will trade interchangeably with the original notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the notes to $5,790,000. The reopened notes will be issued by Wells Fargo & Company and will mature on February 21, 2020. The notes are exchangeable for a basket of stocks consisting of shares of common stock of two companies on the terms described in this pricing supplement.

As discussed in the accompanying prospectus supplement, the notes are debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series K” that we may issue from time to time. The notes will rank equally with all our other unsecured and unsubordinated debt. For more details, see “Specific Terms of the Notes.”

Each note has a principal amount of $1,000. You may transfer only whole notes. We will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What are the basket stocks?

The basket stocks are the two stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the approximate weighting of each basket stock in the basket based on the reopening stock prices, the exchange ratio for each basket stock, the reopening stock price of each basket stock and the aggregate value of the shares of each basket stock contained in the basket based upon those reopening stock prices.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Reopening Weighting	Exchange Ratio	Reopening Stock Price	Aggregate Share Value

Schlumberger N.V. (Schlumberger Limited)	SLB	New York Stock Exchange	59.46%	6.33412	$84.6499	$536.18

Halliburton Company	HAL	New York Stock Exchange	40.54%	8.50396	$42.9918	$365.60

Total			100.00%			$901.78

Who are the basket stock issuers?

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry; and Halliburton Company is a provider of services and products to the energy industry related to the exploration, development, and production of oil and natural gas. You should independently investigate each basket stock issuer and decide whether an investment in the notes linked to each basket stock is appropriate for you.

Because each of the basket stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the basket stock issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC by the basket stock issuers can be located by reference to SEC file numbers and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The SEC file numbers for the basket stock issuers are as follows: Schlumberger N.V. (Schlumberger Limited), 001-04601; and Halliburton Company, 001-03492. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the basket stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We have not independently verified any such information. For further information, please see “The Basket — The Basket Stock Issuers” in this pricing supplement.

Will I receive interest on the notes?

The notes will bear interest on their principal amount at the rate of 0.125% per annum, payable semi-annually on the 21st day of each February and August, commencing August 21, 2015 and ending on the stated maturity date (each an “interest payment date”). Because the reopening offering price per reopened note includes accrued interest from February 23, 2015, the settlement date for the original notes (the “original settlement date”), to March 4, 2015, the settlement date for the reopened notes, the interest payment made on August 21, 2015 will reflect accrued interest on the principal amount of the reopened notes from and including the original settlement date. Accrued but unpaid interest will not be paid upon any exchange or redemption of the notes. See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

What will I receive upon stated maturity of the notes?

On the stated maturity date, if you have not previously exchanged your notes and we have not redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount of $1,000 and parity, as determined on the fifth trading day prior to the stated maturity date (the “final exchange date”), plus accrued and unpaid interest. On any trading day, “parity” equals the sum of the products of the closing price of each basket stock and its exchange ratio on such trading day. The sum of the products of the reopening stock price of each basket stock and its exchange ratio on the reopening pricing date (the “reopening basket value”) is $901.78, which is less than the reopening offering price and is less than the initial basket value (as referred to and defined in the original pricing supplement) on the date the original notes were priced for initial sale to the public. The “reopening stock price” is (i) with respect to Schlumberger N.V. (Schlumberger Limited), $84.6499; and (ii) with respect to Halliburton Company, $42.9918; each of which is based upon an intra-day price of the respective basket stock on the date the reopened notes were priced for initial sale to the public (the “reopening pricing date”). The “exchange ratio” on the reopening pricing date is equal to (i) with respect to Schlumberger N.V. (Schlumberger Limited), 6.33412; and (ii) with respect to Halliburton Company, 8.50396. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the issuer of that basket stock, including changes in dividend payments. See “Specific Terms of the Notes — Adjustment Events.”

How does the exchange right work?

Beginning March 4, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the final exchange date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio as it may have been adjusted through the exchange settlement date (or, at our option, the cash value of a number of shares of each basket stock equal to its exchange ratio as it may have been adjusted through the exchange notice date, based on the closing price of each basket stock on the exchange notice date), subject to our right to redeem all of the notes on any day from and including February 21, 2018. See “Specific Terms of the Notes — Exchange Right” for a more detailed description of the exchange right.

How do you exchange your notes?

When you exchange your notes, our affiliate Wells Fargo Securities, LLC, acting as the calculation agent (the “calculation agent”), will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange settlement date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

—	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

—	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any trading day or at any time on a day that is not a trading day, your notice will not become effective until the next trading day, and such next trading day will be the exchange notice date.

You must exchange your notes in $1,000 minimum principal amount increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

At our option, on the third business day after you fulfill all the conditions of your exchange (the “exchange settlement date”), we will either:

—	deliver to you shares of the basket stocks at their exchange ratios as they may have been adjusted through the exchange settlement date, or

—

pay to you the cash value of such shares of the basket stocks at their exchange ratios as they may have been adjusted through the exchange notice date, based on the closing prices of the basket stocks on the exchange notice date.

If you exchange some or all of your notes, you will not receive any accrued but unpaid interest on any notes you exchange.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of such basket stock as determined by the calculation agent on the trading day immediately preceding the exchange settlement date.

Will the notes be redeemable by us prior to maturity?

We may redeem the notes, in whole but not in part, for settlement on any day from and including February 21, 2018 to and including the stated maturity date (the “redemption date”), for an amount in cash per note equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the trading day prior to the redemption notice date.

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who (i) want the right to exchange their notes prior to maturity for the shares of the basket stocks at their exchange ratios (or, at our option, the cash value of such shares), subject to our right to redeem the notes, (ii) understand that the reopening offering price of the reopened notes is greater than the principal amount and accept the risk of receiving less than the reopening offering price at maturity if the basket stocks do not appreciate sufficiently during the term of the notes, (iii) understand that there is no assurance that they will receive the principal amount of their notes unless they hold them to maturity, (iv) understand that we may redeem the notes on any day from and after February 21, 2018 and (v) are willing to accept the credit risk of Wells Fargo & Company.

The notes are not designed for, and may not be a suitable investment for, investors who (i) prefer investments that provide for a return of the reopening offering price at maturity, (ii) are unwilling to purchase notes with an estimated value as of the reopening pricing date that is lower than the reopening offering price, as set forth on the cover page, (iii) are unwilling to accept the credit risk of Wells Fargo & Company or (iv) prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the notes prior to maturity?

The market value of the notes may fluctuate between the date you purchase them and the maturity date. Several factors and their interrelationship will influence the market value of the notes, including the market prices of the basket stocks, the time remaining to maturity of the notes, interest and yield rates in the market and the volatilities of and correlation between the basket stocks. Depending on the impact of these factors, you may receive less than the reopening offering price of the notes in any sale of your notes. For more details, see “Risk Factors — The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.”

What is the role of the basket stock issuers in the notes?

The basket stock issuers have no obligations relating to the notes or amounts to be paid to you, including no obligation to take our needs or your needs into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes, are not responsible for, and have not participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the amounts payable on the notes. We are not affiliated with the basket stock issuers.

How have the basket stocks performed historically?

You can find historical closing price information about each basket stock in the section entitled “The Basket — Historical Data” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the basket stocks in the recent past; however, past performance of the basket stocks is not indicative of how they will perform in the future.

What about taxes?

For a discussion of the material U.S. federal tax consequences of the ownership and disposition of the notes see “United States Federal Tax Considerations.”

Will the notes be listed on a stock exchange?

No, the notes will not be listed on any securities exchange or automated quotation system.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-7.

What is the estimated value of the notes?

The reopening offering price of each reopened note includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the reopening pricing date is less than the reopening offering price. The costs included in the reopening offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes, as well as hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the reopening pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests Are Potentially Adverse to Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the reopening pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the reopening offering price.

If WFS or any of its affiliates makes a secondary market in the reopened notes at any time up to the settlement date for the reopened notes or during the period ending 3 months after the original settlement date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the reopening offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over the period referred to above. If you hold the reopened notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the reopened notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

RISK FACTORS

An investment in the notes is subject to the risks described below. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

You Will Incur A Loss On Your Investment In The Reopened Notes Unless The Basket Stocks Appreciate Significantly From Their Respective Reopening Stock Prices.

Although you will receive at least the principal amount of your reopened notes if you hold them to maturity, the reopening offering price of the reopened notes is greater than the principal amount. Accordingly, you will incur a loss on your investment in the reopened notes unless the basket stocks appreciate from the reopening stock prices to such a degree that the aggregate value of the number of shares of each basket stock equal to its respective exchange ratio exceeds not only the principal amount but also the reopening offering price. On the reopening pricing date, the reopening basket value (which reflects the aggregate value of the number of shares of each basket stock equal to its respective exchange ratio based on the reopening stock price of each basket stock) is $901.78, which is significantly less than the reopening offering price of the reopened notes. The aggregate value of the number of shares of each basket stock equal to its respective exchange ratio must appreciate by at least 20.56% from the reopening stock prices in order for the aggregate value of these shares to be at least equal to the reopening offering price. If the basket stocks do not appreciate by at least that amount over the term of the reopened notes or you do not exchange your notes or we do not redeem them at a time when the basket stocks have so appreciated, you will incur a loss on your investment in the reopened notes. In addition, if you exchange the reopened notes or we redeem them, you will not receive any accrued but unpaid interest upon such exchange or redemption.

The reopened notes accrue interest from the original settlement date at 0.125% on the principal amount per year. This interest rate is lower than the interest rate that we would pay on non-exchangeable and non-callable debt securities maturing at the same time as these notes. Even if the basket stocks appreciate sufficiently to enable you to earn a positive return on the notes on exchange or redemption or at maturity, your effective yield may nevertheless be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo with the same issue price and the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There Is No Assurance That You Will Receive The Principal Amount Unless You Hold Your Notes To Maturity.

You will be entitled under the notes to receive the principal amount only if you hold your notes to maturity (or earlier redemption). If you exchange or sell your notes at any time prior to maturity, you may receive shares or cash worth significantly less than the principal amount of your notes. The term of the notes is approximately five years.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the basket stocks for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Estimated Value Of The Notes On The Reopening Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Reopening Offering Price.

The reopening offering price of the reopened notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the reopening pricing date is less than the reopening offering price. The costs included in the reopening offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes, as well as hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Summary Information—What is the estimated value of the notes?” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the reopening offering price.

If WFS or any of its affiliates makes a secondary market in the reopened notes at any time up to the settlement date for the reopened notes or during the period ending 3 months after the original settlement date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the reopening offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over the period referred to above. If you hold the reopened notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the reopened notes on your brokerage account statement. If you hold your notes through an account or at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Summary Information—What is the estimated value of the notes?”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. The following paragraphs describe factors, which we refer to as the “derivative component factors,” that are expected to affect the value of the notes, and the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

The market prices of the basket stocks are expected to affect the market value of the notes

We expect that the market value of the notes on any given date will depend substantially on the market prices of the basket stocks at that time and their performance relative to each other. If you choose to sell your notes when parity is not sufficiently above the reopening basket value, you may have to sell them at a substantial discount compared to the reopening offering price. Decreases in the price of one basket stock may offset increases in the price of the other basket stock.

Changes in the volatilities of and correlation between the basket stocks are expected to affect the market value of the notes

Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Correlation refers to the extent to which the basket stocks tend to fluctuate in the same direction and to a similar degree. If the volatility of either basket stock increases or decreases, or if the correlation between the basket stocks changes, the market value of the notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the market value of the notes

We expect that changes in interest rates, even if they do not affect the market prices of the basket stocks as described above, may affect the market value of the notes and may be adverse to holders of the notes.

The time remaining to maturity may affect the value of the notes

The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current market prices of the basket stocks. This difference will most likely reflect a discount due to expectations and uncertainty concerning the market prices of the basket stocks during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that could be payable at maturity based on the then-current market prices of the basket stocks.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates.

Your Return On The Notes Could Be Less Than If You Owned The Basket Stocks.

Your return on the notes will not reflect the return you would realize if you actually owned the basket stocks included in the basket and received the dividends paid on those basket stocks.

You Will Not Have Any Shareholder Rights.

Investing in the notes is not equivalent to investing in the basket stocks included in the basket. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks included in the basket.

The Notes May Become Exchangeable Into The Common Stock Of Companies Other Than The Issuers Of The Basket Stocks.

Following certain corporate events relating to the basket stocks, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the shares of a successor corporation to the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. Following certain other corporate events relating to a basket stock in which holders of shares of a basket stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the issuer of such basket stock, or a liquidation of the issuer of such basket stock), the common stock of another company in the same industry group as the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. In the event of such a corporate event, the equity-linked nature of the notes would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Notes — Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

We Cannot Control Actions By The Basket Stock Issuers.

Actions by a basket stock issuer may have an adverse effect on the price of its stock, the value of the basket and the value of the notes. We are not affiliated with any basket stock issuer. The basket stock issuers are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. The basket stock issuers are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amounts payable on the notes.

We And Our Affiliates Have No Affiliation With The Basket Stock Issuers And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the basket stock issuers. This pricing supplement relates only to the notes and does not relate to the basket stocks. The material provided herein concerning the basket stock issuers is derived from publicly available documents concerning such companies. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any basket stock issuer. Furthermore, neither we nor the agent knows whether the basket stock issuers have disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the basket stock issuers could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the basket stock issuers.

In addition, there can be no assurance that each of the basket stock issuers will continue to be subject to the reporting requirements of the Exchange Act and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that either of such basket stock issuers ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the basket stock issuers, whether contained in filings with the SEC or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will, in its sole discretion, adjust the exchange ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the basket stock issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments to the exchange ratio if a basket stock issuer or anyone else makes a partial tender or partial exchange offer for a basket stock. Consequently, this could affect the market value of the notes. See “Specific Terms of the Notes— Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the exchange ratio.

Historical Performance Of The Basket Stocks Should Not Be Taken As Indications Of Their Future Performance During The Term Of The Notes.

It is impossible to predict whether the market prices of the basket stocks will rise or fall. The basket stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the basket stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the basket stock issuers. Accordingly, any historical performance of a basket stock does not provide an indication of the future performance of such basket stock. See “The Basket” for a description of the basket stock issuers and historical data on the basket stocks.

Our Economic Interests Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, we and our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing we and they will have no obligation to consider your interests as an investor in the notes. Our affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

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We will exercise our rights under the notes without taking your interests into account. We may redeem the notes at our option beginning on February 21, 2018. If we exercise our right to redeem the notes, we will do so at a time that is favorable for us, even if it is not in your interests for us to redeem the notes at such time. Furthermore, if you exercise your exchange right, we will have the option either to deliver shares of the basket stocks to you or to pay you cash based on the value of such shares as determined on the exchange notice date. We will determine whether to deliver shares or cash without regard to your interests. If you exercise your exchange right and we pay you cash, the amount of cash you receive on the exchange settlement date may be less than the aggregate value of the basket stocks on the exchange settlement date; alternatively, if we deliver shares of the basket stocks to you, the shares may be worth less on the exchange settlement date than their aggregate cash value on the exchange notice date.

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The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the closing price of each basket stock on any applicable date of determination and may be required to make other determinations that affect the return you receive on the notes. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the final exchange date, which may result in postponement of the final exchange date (solely for purposes of determining parity in determining the payment at stated maturity); determining the closing price of a basket stock affected by a market disruption event if the final exchange date is postponed to the last day to which it may be postponed and such day is not a trading day or a market disruption event occurs on that day; determining the closing price of any basket stock if it is not otherwise available; adjusting the exchange ratio for a basket stock in certain circumstances; and if a replacement stock event occurs with respect to a basket stock, selecting a replacement stock to be substituted for such basket stock and making certain other adjustments to the terms of the notes. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

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The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

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Research reports by our affiliates may be inconsistent with an investment in the notes and may adversely affect the prices of the basket stocks. Our affiliates may, at present or in the future, publish research reports on a basket stock or a basket stock issuer. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on a basket stock or a basket stock issuer could adversely affect the price of such basket stock and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the basket stocks from multiple sources and should not rely on the views expressed by us or our affiliates. In addition, any research reports on a basket stock or basket stock issuer published on or prior to the reopening pricing date could result in an increase in the price of such basket stock on the reopening pricing date, which would adversely affect investors in the notes by increasing the prices the basket stocks must attain in the future in order for you to receive a positive return on your investment in the notes.

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Business activities of our affiliates with the basket stock issuers may adversely affect the prices of the basket stocks. Our affiliates may, at present or in the future, engage in business with the basket stock issuers, including making loans to the basket stock issuers (including exercising creditors’ remedies with respect to such loans), making equity investments in the basket stock issuers or providing investment banking, asset management or other advisory services to the basket stock issuers. These business activities could adversely affect the price of the basket stocks and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates may acquire non-public information about the basket stock issuers. If our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

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Hedging activities by our affiliates may adversely affect the prices of the basket stocks. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire the basket stocks or listed or over-the-counter derivative or synthetic instruments related to the basket stocks. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in the basket stocks, or derivative or synthetic instruments related to the basket stocks, they may liquidate a portion of such holdings at or about the time of the exchange notice date, redemption determination date or final exchange date, as applicable. These hedging activities could potentially adversely affect the price of the basket stocks and, therefore, adversely affect the value of and your return on the notes.

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Trading activities by our affiliates may adversely affect the prices of the basket stocks. Our affiliates may engage in trading in the basket stocks and other instruments relating to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the basket stocks and, therefore, adversely affect the value of and your return on the notes.

SPECIFIC TERMS OF THE NOTES

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series K,” that we may issue under the indenture from time to time as described in the accompanying prospectus. The notes are also “debt securities” as described in the accompanying prospectus supplement.

The notes offered by this pricing supplement (the “reopened notes”) will be a further issuance of, and form a single tranche with, and have the same terms as the $5,000,000 aggregate principal amount of notes issued by Wells Fargo & Company on February 23, 2015 (the “original notes”) pursuant to Pricing Supplement No. 480 dated February 13, 2015 to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 (the “original pricing supplement”). The reopened notes will have the same CUSIP number as the original notes, will trade interchangeably with the original notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the notes to $5,790,000. References to the “notes” will collectively refer to the reopened notes and the original notes.

This pricing supplement summarizes specific terms that apply to the notes. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes – Book-Entry, Delivery and Form.”

We describe the terms of the notes in more detail below.

Interest

The notes will bear interest on the principal amount at the rate of 0.125% per annum, payable semi-annually on the 21st day of each February and August, commencing August 21, 2015 and ending on the stated maturity date (each an “interest payment date”). Because the reopening offering price per reopened note includes accrued interest from February 23, 2015, the settlement date for the original notes (the “original settlement date”), to March 4, 2015, the settlement date for the reopened notes, the interest payment made on August 21, 2105 will reflect accrued interest on the principal amount of the reopened notes from and including the original settlement date. See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Parity

On any trading day, “parity” equals the sum of the products of the closing price of each basket stock and its exchange ratio on such trading day. The sum of the products of the reopening stock price of each basket stock and its exchange ratio on the reopening pricing date (the “reopening basket value”) is $901.78, which is less than the reopening offering price and is less than the initial basket value (as referred to and defined in the original pricing supplement) on the date the original notes were priced for initial sale to the public. The “reopening stock price” is (i) with respect to Schlumberger N.V. (Schlumberger Limited), $84.6499; and (ii) with respect to Halliburton Company, $42.9918; each of which is based upon an intra-day price of the respective basket stock on the date the reopened notes were priced for initial sale to the public (the “reopening pricing date”).

Basket Stocks

The basket stocks are the two stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the approximate weighting of each basket stock in the basket based on the reopening stock prices, the exchange ratio for each basket stock, the reopening stock price of each basket stock and the aggregate value of the shares of each basket stock contained in the basket based upon those reopening stock prices.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Reopening Weighting	Exchange Ratio	Reopening Stock Price	Aggregate Share Value

Schlumberger N.V. (Schlumberger Limited)	SLB	New York Stock Exchange	59.46%	6.33412	$84.6499	$536.18

Halliburton Company	HAL	New York Stock Exchange	40.54%	8.50396	$42.9918	$365.60

Total			100.00%			$901.78

If, as a result of any event described under “ — Adjustment Events” below, the notes are exchangeable into equity securities other than the shares of the basket stock issuers, “basket stock” shall include such other securities. For additional details on adjustments, see “ — Adjustment Events” below.

Basket

The basket is initially composed of the common stock of two companies, and consists of a number of shares of each basket stock equal to the exchange ratio with respect to such basket stock.

Payment at Stated Maturity

On February 21, 2020 (the “stated maturity date”), if you have not previously exchanged your notes and we have not redeemed the notes, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount of $1,000 and parity, as determined on the fifth trading day prior to the stated maturity date (the “final exchange date”), plus any accrued but unpaid interest.

If a market disruption event occurs or is continuing with respect to a basket stock on the final exchange date and you do not exercise your right to exchange your notes, such final exchange date for such basket stock, solely for purposes of determining parity as described in the immediately preceding paragraph, will be postponed to the first succeeding trading day on which a market disruption event for such basket stock has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled final exchange date, that eighth scheduled trading day shall be deemed the final exchange date. If the final exchange date has been postponed eight scheduled trading days after the scheduled final exchange date and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to a basket stock on such eighth scheduled trading day, the calculation agent will determine the closing price of such basket stock on such eighth scheduled trading day using its good faith estimate of the closing price that would have prevailed for such basket stock on such date. For the avoidance of doubt, in no circumstances will you have the right to exercise your exchange right on any date following the originally scheduled final exchange date. Notwithstanding a postponement of the final exchange date for a particular basket stock due to a market disruption event with respect to that basket stock, the originally scheduled final exchange date will remain the final exchange date for a basket stock not affected by a market disruption event.

If a market disruption event has occurred or is continuing on the final exchange date and you do not exercise your right to exchange your notes, and such final exchange date, for purposes of determining parity, is postponed so that it falls less than three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the final exchange date as postponed.

Exchange Right

Beginning March 4, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the final exchange date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio as it may have been adjusted through the exchange settlement date (or, at our option, the cash value of a number of shares of each basket stock equal to its exchange ratio as it may have been adjusted through the exchange notice date, based on the closing prices of the basket stocks on the exchange notice date), subject to our right to redeem all of the notes on any day from and including February 21, 2018.

The “exchange ratio” on the reopening pricing date is equal to (i) with respect to Schlumberger N.V. (Schlumberger Limited), 6.33412; and (ii) with respect to Halliburton Company, 8.50396. The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. See “Specific Terms of the Notes — Adjustment Events”.

When you exchange your notes, the calculation agent will determine the exact number of shares of the basket stocks you will receive based on the principal amount of the notes you exchange and each exchange ratio as it may have been adjusted through the exchange settlement date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes. Accordingly, as a beneficial owner of notes, if you desire to exchange all or any portion of your notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

—	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

—	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant’s deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any trading day or at any time on a day that is not a trading day, your notice will not become effective until the next trading day, and such next trading day will be the exchange notice date. All instructions given to us by participants on your behalf relating to the right to exchange the notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related notes, on DTC’s records, to the paying agent on our behalf. See “Description of Notes — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

You must exchange your notes in $1,000 minimum principal amount increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

Upon any exercise of your exchange right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your notes so that the exchange settlement date (as defined below) occurs during the period from the close of business on a record date (as defined in the accompanying prospectus supplement) for the payment of interest and prior to the next succeeding interest payment date, the notes that you exchange must, as a condition to the delivery of the shares of the basket stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount of notes that you exchange.

Upon any such exchange, we may, at our sole option, either deliver such shares of the basket stocks or pay an amount in cash equal to parity on the exchange notice date, as determined by the calculation agent, in lieu of such basket stocks.

We will, or will cause the calculation agent to, deliver such shares of the basket stocks or cash to the paying agent for delivery to you on the third business day after the exchange notice date, upon delivery of your notes to the paying agent. The “exchange settlement date” will be the third business day after the exchange notice date, or, if later, the day on which your notes are delivered to the paying agent.

The term “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for each of the basket stocks (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the- counter market for equity securities in the United States.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of a basket stock in an amount equal to the value of such fractional share based on the closing price of the basket stock as determined by the calculation agent on the trading day before the exchange settlement date.

Redemption Right

We may redeem the notes, in whole but not in part, for settlement on any day from and including February 21, 2018, to and including the stated maturity date, for an amount in cash per note equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the trading day prior to the redemption notice date (the “redemption determination date”).

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Closing Price

The closing price for one share of a basket stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

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if the basket stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which the basket stock (or any such other security) is listed or admitted to trading;

—	if the basket stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day; or

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if the basket stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the basket stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the basket stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.

If the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the basket stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price per share for any trading day will be the mean, as determined by the calculation agent, of the bid price for the basket stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

Market Disruption Event

A market disruption event means the occurrence or existence of any of the following events:

—

a suspension, absence or material limitation of trading in any basket stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

—

a suspension, absence or material limitation of trading in option or futures contracts relating to any basket stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

—

any basket stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion; or

—

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

—

a limitation on the hours or number of days of trading in a basket stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

—	a decision to permanently discontinue trading in the option or futures contracts relating to a basket stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for any basket stock or option or futures contracts relating to any basket stock, as applicable, by reason of any of:

—	a price change exceeding limits set by that market;

—	an imbalance of orders relating to that basket stock or those contracts; or

—	a disparity in bid and asked quotes relating to that basket stock or those contracts will constitute a “suspension, absence or material limitation of trading” in that basket stock or those contracts, as the case may be, in the applicable market.

Events of Default and Acceleration

In case an event of default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes, with respect to each $1,000 principal amount of each note, will be equal to the greater of (i) the principal amount of $1,000 and (ii) parity determined by the calculation agent on the date of acceleration. If a bankruptcy proceeding is commenced in respect of Wells Fargo, the claim of the beneficial owner of a note may be limited to a lesser amount.

In case of default in payment of the notes, whether at their maturity or upon exchange, redemption or acceleration, the notes will not bear a default interest rate.

Adjustment Events

The exchange ratios of the basket stocks are subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the basket stocks and, consequently, the value of your notes, such as a tender or exchange offer by a basket stock issuer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock. We describe the risks relating to dilution above under “Risk Factors — You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to any basket stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of such basket stock, the calculation agent will calculate a corresponding adjustment to the exchange ratio for such basket stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the exchange ratio for such basket stock will be adjusted by the calculation agent by multiplying the existing exchange ratio by a fraction whose numerator is the number of shares of such basket stock outstanding immediately after the stock split and whose denominator is the number of shares of such basket stock outstanding immediately prior to the stock split. Consequently, the exchange ratio will be adjusted to double the prior exchange ratio, due to the corresponding decrease in the market price of such basket stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding February 13, 2015 to and including (i) if you exchange your notes and we deliver shares of basket stocks to you on the exchange settlement date, the exchange settlement date or (ii) in all other circumstances, the exchange notice date, the redemption determination date or the final exchange date, as applicable (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the basket stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the basket stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the exchange ratio with respect to such basket stock. In no event, however, will an antidilution adjustment to the exchange ratio during the term of the notes be deemed to change the principal amount per note.

If more than one event requiring adjustment occurs with respect to a basket stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the exchange ratio for the second event, applying the required adjustment to the exchange ratio of any such basket stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the exchange ratio unless the adjustment would result in a change to the exchange ratio of any such basket stock then in effect of at least 0.10%. The exchange ratio with respect to such basket stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by any basket stock issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of such basket stock issuer, as determined by the calculation agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by any basket stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for any basket stock by the issuer of such basket stock or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the exchange ratio described elsewhere in this section, the exchange ratio for each basket stock will be adjusted for changes (whether positive or negative) in the regular quarterly cash dividend payable to holders of such basket stock relative to its base quarterly dividend (as defined below). If the issuer of a basket stock pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) differs from the base quarterly dividend payable to holders of such basket stock, the exchange ratio with respect to such basket stock will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new exchange ratio will equal the prior exchange ratio multiplied by the ordinary dividend adjustment factor. If the issuer of a basket stock declares that it will pay no dividend in any quarter, other than in connection with a payment period adjustment as discussed below, an adjustment will be made in accordance with this paragraph on the date determined by the calculation agent that, but for the discontinuation of the regular quarterly cash dividend in such quarter, would have been the ex-dividend date in such quarter, corresponding to the ex-dividend date in the immediately prior dividend payment period during which a regular quarterly cash dividend was paid (or, if such date is not a trading day, the next day that is a trading day). If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock (other than spin-off stock), successor stock or replacement stock (each as defined below).

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which equals the ordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date minus the dividend differential. If the dividend differential is negative (because the current quarterly dividend is less than the base quarterly dividend), then the ordinary dividend adjustment factor will be less than 1, and the corresponding adjustment to the exchange ratio will result in a reduction of the exchange ratio.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means (i) with respect to the common stock of Schlumberger N.V. (Schlumberger Limited), a quarterly dividend of $0.50 per share; and (ii) with respect to the common stock of

Halliburton Company, a quarterly dividend of $0.18 per share; provided that (x) if there occurs any corporate event with respect to a basket stock that requires an adjustment to such basket stock’s exchange ratio as described in this section “Adjustment Events” or (y) if a basket stock effects a change in the periodicity of its dividend payments (e.g., from quarterly payments to semi-annual payments) (a “payment period adjustment”), then in each case the calculation agent will make an appropriate adjustment to the base quarterly dividend with respect to the applicable basket stock with a view to offsetting, to the extent practical, any change in your economic position relative to the notes that results solely from that event, and references in this section to a quarter or a quarterly dividend shall be deemed to refer instead to such other period or periodic dividend, as appropriate. In the event of a spin-off with respect to any basket stock, the base quarterly dividend for such basket stock will remain unchanged and the base quarterly dividend with respect to the spin-off stock will be $0.00 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If any basket stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the exchange ratio with respect to such basket stock to equal the product of the prior exchange ratio of such basket stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such basket stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If any basket stock is subject to a stock dividend payable in shares of such basket stock that is given ratably to all holders of shares of such basket stock, then once the dividend has become effective the calculation agent will adjust the exchange ratio for such basket stock on the ex-dividend date to equal the sum of the prior exchange ratio for such basket stock and the product of:

—	the number of shares issued with respect to one share of such basket stock, and

—	the prior exchange ratio for such basket stock.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which such basket stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The exchange ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to any basket stock, other than:

—	ordinary dividend adjustments described above,

—	stock dividends described above,

—	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

—	distributions that are spin-off events described in “ — Reorganization Events” below, and

—	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of a basket stock of any cash dividend or special dividend or distribution that is identified by issuer of a basket stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by issuer of a basket stock as an extraordinary or special dividend or distribution) distributed per share of such basket stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such basket stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of a basket stock (excluding marketable securities, as defined below).

If any basket stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the exchange ratio for such basket stock on the ex-dividend date to equal the product of:

—	the prior exchange ratio for such basket stock, and

—

a fraction, the numerator of which is the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, the initiation by the issuer of a basket stock of an ordinary dividend on such basket stock or any announced increase in the ordinary dividend on such basket stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the calculation agent, in its sole discretion. A distribution on a basket stock that is a dividend payable in shares of basket stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of a basket stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a basket stock issues transferable rights or warrants to all holders of such basket stock to subscribe for or purchase such basket stock at an exercise price per share that is less than the closing price of such basket stock on the trading day before the ex-dividend date for the issuance, then the exchange ratio for such basket stock will be adjusted to equal the product of:

—	the prior exchange ratio for such basket stock, and

—

a fraction, (1) the numerator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of such basket stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

—

the product of (1) the total number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

—	the closing price of such basket stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the basket stock actually delivered in respect of the rights or warrants differs from the number of shares of the basket stock offered in respect of the rights or warrants, then the exchange ratio for such basket stock will promptly be readjusted to the exchange ratio for such basket stock that would have been in effect had the adjustment been made on the basis of the number of shares of the basket stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

—	a basket stock is reclassified or changed (other than in a stock split or reverse stock split),

—

the issuer of a basket stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of such basket stock are exchanged for or converted into other property,

—	a statutory share exchange involving outstanding shares of a basket stock and the securities of another entity occurs, other than as part of an event described above,

—	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

—

a basket stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

—

the issuer of a basket stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of such basket stock.

Adjustments for Reorganization Events

If a reorganization event occurs with respect to a basket stock issuer, then the calculation agent will adjust the applicable exchange ratio to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the applicable basket stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

—

an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock,” which may include any tracking stock, any stock received in a spin-off (“spin-off stock”) or any marketable security received in exchange for the basket stock; and

—

cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the exchange ratio for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the applicable basket stock and (ii) the exchange ratio for such basket stock on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the applicable basket stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of such basket stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs with respect to a basket stock issuer, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “basket stock” in this pricing supplement will be deemed to mean the following in respect of the applicable original basket stock, and for each share of basket stock, new stock and/or replacement stock so deemed to constitute basket stock, the applicable exchange ratio will be equal to the applicable number indicated:

(a)	if the basket stock continues to be outstanding:

(1)

that basket stock (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect for that basket stock on the trading day immediately prior to the effective date of the reorganization event; and

(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;

provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier,” which will be equal to a fraction, the numerator of which is the closing price of the basket stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the basket stock exceeds the value of the non-stock reorganization property received per share of basket stock as determined by the calculation agent as of the close of trading on such trading day; or

(b)	if the basket stock is surrendered for reorganization property:

(1)

that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or

(2)	that consists exclusively of non-stock reorganization property:

(i)

if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the exchange ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the basket stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or

(ii)

if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock reorganization property multiplied by the exchange ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of a basket stock and the calculation agent adjusts the exchange ratio of such basket stock to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new exchange ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of such basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of such basket stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of such basket stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of shares of a basket stock or cash, as applicable, payable on each note upon exchange or redemption or at maturity will be determined by reference to a replacement stock and an exchange ratio (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the basket stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as issuer of such basket stock; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates that would materially limit the ability of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates to hedge the notes with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the exchange ratio that would be in effect immediately after selection of such stock as the replacement stock and (b) the number of the notes outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

If a replacement stock is selected in connection with a reorganization event, the exchange ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of the basket stock and (b) the exchange ratio in effect for such basket stock on the trading day immediately prior to the effective date of such reorganization event. If replacement stock is selected in connection with an ADS termination event (as defined below), the exchange ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the basket stock on the change date and (y) the exchange ratio in effect for such basket stock on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the basket stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the basket stock issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to such basket stock issuer. If no GICS Code has been assigned to such basket stock issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as such basket stock issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If a basket stock is an ADS and such basket stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the issuer of such basket stock and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which such basket stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

THE BASKET

The basket is a basket of stocks consisting of shares of the common stocks of the following two companies: Schlumberger N.V. (Schlumberger Limited) and Halliburton Company.

The Basket Stock Issuers

Provided below are brief descriptions of the basket stock issuers obtained from publicly available information published by the basket stock issuers.

Schlumberger N.V. (Schlumberger Limited)

Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”) has disclosed that it is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Schlumberger trades on the New York Stock Exchange under the ticker symbol “SLB.”

Halliburton Company

Halliburton Company (“Halliburton”) has disclosed that it is a provider of services and products to the energy industry related to the exploration, development, and production of oil and natural gas. Halliburton stock trades on the New York Stock Exchange under the ticker symbol “HAL.”

Each of the basket stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC, at prescribed rates. In addition, information filed by the basket stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the basket stock issuers under the Exchange Act can be located by reference to its SEC file numbers: Schlumberger, 001-04601; and Halliburton, 001-03492. Information about the basket stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the basket stock issuers’ respective websites.

This pricing supplement relates only to the notes offered hereby and does not relate to the basket stocks or other securities of the basket stock issuers. In connection with the issuance of the notes, neither we nor the agent has participated in the preparation of either basket stock issuer’s public filings or made any due diligence inquiry with respect to either basket stock issuer. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of such public filings or other publicly available information) that would affect the trading price of either basket stock (and therefore the price of such common stock at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning either basket stock issuer could affect the value received on exchange or redemption or at maturity of the notes.

The basket stock issuers are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes. We, the agent and our affiliates may at present, or from time to time in the future, engage in business with the basket stock issuers, including extending loans to (and exercising creditors’ remedies with respect to such loans), or making equity investments in, the basket stock issuers, and in the course of such business, we, the agent or our affiliates may have obtained or may in the future obtain material non-public information regarding the basket stock issuers, or any affiliate of the basket stock issuers, and none of we, the agent or any such affiliate undertakes to disclose any such information to purchasers of the notes. We, the agent and our affiliates from time to time may publish research reports with respect to the basket stocks. Such research reports may or may not recommend that investors buy or hold the basket stocks. We, the agent and our affiliates do not undertake to inform purchasers of the notes of any changes (positive or negative) to the recommendations contained in future research reports.

None of we, the agent or any of our affiliates makes any representation to you as to the performance of the basket stocks.

Historical Data

The following table sets forth the high, low and period-end closing prices for Schlumberger N.V. (Schlumberger Limited) for each calendar quarter in the period from January 1, 2005 through December 31, 2014 and for the period from January 1, 2015 to March 2, 2015. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Schlumberger N.V. (Schlumberger Limited)
	High	Low	Period-End
2005
First Quarter	$39.00	$31.76	$35.26
Second Quarter	$39.06	$32.60	$37.99
Third Quarter	$43.56	$37.86	$42.22
Fourth Quarter	$51.47	$39.24	$48.63
2006
First Quarter	$65.35	$51.62	$63.23
Second Quarter	$73.37	$54.50	$65.23
Third Quarter	$68.05	$54.72	$61.92
Fourth Quarter	$68.98	$57.47	$63.22
2007
First Quarter	$70.63	$56.49	$69.01
Second Quarter	$87.21	$70.78	$84.89
Third Quarter	$107.18	$86.08	$104.84
Fourth Quarter	$112.24	$89.19	$98.17
2008
First Quarter	$102.25	$74.79	$86.91
Second Quarter	$108.47	$89.22	$107.42
Third Quarter	$109.78	$74.41	$78.00
Fourth Quarter	$76.89	$37.75	$42.37
2009
First Quarter	$47.59	$35.20	$40.57
Second Quarter	$62.11	$41.08	$54.12
Third Quarter	$62.46	$49.14	$59.54
Fourth Quarter	$70.77	$56.82	$65.09
2010
First Quarter	$71.31	$60.76	$63.45
Second Quarter	$73.17	$51.75	$55.31
Third Quarter	$63.24	$53.31	$61.60
Fourth Quarter	$83.66	$61.17	$83.56
2011
First Quarter	$95.02	$80.53	$93.25
Second Quarter	$93.66	$80.64	$86.36
Third Quarter	$94.67	$59.67	$59.67
Fourth Quarter	$77.15	$57.76	$68.30
2012

	Schlumberger N.V. (Schlumberger Limited)
	High	Low	Period-End
First Quarter	$79.98	$67.64	$69.93
Second Quarter	$75.11	$59.66	$64.92
Third Quarter	$77.55	$64.95	$72.30
Fourth Quarter	$74.81	$67.75	$69.24
2013
First Quarter	$81.60	$70.93	$74.83
Second Quarter	$77.61	$69.90	$71.62
Third Quarter	$88.93	$72.60	$88.39
Fourth Quarter	$94.47	$85.52	$90.11
2014
First Quarter	$97.55	$86.15	$97.52
Second Quarter	$117.96	$97.11	$117.96
Third Quarter	$117.84	$101.02	$101.72
Fourth Quarter	$98.85	$79.90	$85.40
2015
January 1, 2015 to March 2, 2015	$88.84	$76.65	$84.63

The following table sets forth the high, low and period-end closing prices for Halliburton Company for each calendar quarter in the period from January 1, 2005 through December 31, 2014 and for the period from January 1, 2015 to March 2, 2015. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the basket stock should not be taken as indications of future performance, and no assurance can be given that the price of the basket stock will not decrease.

	Halliburton Company
	High	Low	Period-End
2005
First Quarter	$22.40	$18.80	$21.56
Second Quarter	$24.51	$20.26	$23.91
Third Quarter	$34.68	$23.24	$34.26
Fourth Quarter	$34.49	$27.53	$30.98
2006
First Quarter	$40.43	$32.25	$36.52
Second Quarter	$41.64	$34.13	$37.11
Third Quarter	$37.77	$27.83	$28.47
Fourth Quarter	$33.75	$26.60	$31.04
2007
First Quarter	$32.38	$28.27	$31.64
Second Quarter	$36.70	$31.12	$34.48
Third Quarter	$38.94	$32.02	$38.39
Fourth Quarter	$41.48	$35.09	$37.91
2008
First Quarter	$39.36	$31.03	$39.36
Second Quarter	$53.10	$39.43	$53.05
Third Quarter	$53.93	$30.57	$32.30
Fourth Quarter	$30.28	$13.44	$18.16
2009
First Quarter	$21.16	$14.78	$15.46
Second Quarter	$24.28	$15.54	$20.70
Third Quarter	$28.30	$18.74	$27.11
Fourth Quarter	$31.76	$25.76	$30.08
2010
First Quarter	$34.61	$28.06	$30.11
Second Quarter	$34.96	$21.18	$24.56
Third Quarter	$33.38	$24.95	$33.08
Fourth Quarter	$41.16	$31.38	$40.85
2011
First Quarter	$49.85	$38.18	$49.85
Second Quarter	$51.00	$45.32	$51.00
Third Quarter	$57.28	$30.50	$30.50
Fourth Quarter	$39.13	$28.67	$34.51
2012
First Quarter	$38.53	$32.49	$33.19
Second Quarter	$35.03	$26.69	$28.41
Third Quarter	$37.44	$28.35	$33.67
Fourth Quarter	$35.67	$29.93	$34.70
2013
First Quarter	$43.33	$35.72	$40.41
Second Quarter	$45.56	$37.20	$41.72
Third Quarter	$50.34	$42.46	$48.16
Fourth Quarter	$56.25	$48.39	$50.75
2014
First Quarter	$59.47	$48.21	$58.90
Second Quarter	$70.99	$57.37	$70.99
Third Quarter	$74.05	$63.67	$64.51
Fourth Quarter	$62.45	$37.82	$39.31
2015
January 1, 2015 to March 2, 2015	$44.84	$37.31	$42.99

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in this reopening at the price listed in the pricing supplement, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

—	a financial institution;

—	a “regulated investment company”;

—	a “real estate investment trust”;

—	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

—	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the notes;

—	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

—	a person subject to the alternative minimum tax;

—	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

—	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any issuer of a basket stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an issuer of a basket stock were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a non-U.S. holder (as defined below) upon the sale, exchange or other disposition of the notes. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities and consult your tax adviser regarding the possible consequences to you if an issuer of a basket stock is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the application of the Medicare tax on investment income. The consequences of receipt, ownership or disposition of any basket stock are also not discussed. You should consult your tax adviser with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

The reopened notes will be treated as part of the same issue as the original notes for U.S. federal income tax purposes. As a result, you will acquire the reopened notes with a basis different from their adjusted issue price (as defined below). You should consult your tax adviser with respect to the treatment of this difference, as well as all other tax consequences of an investment in the reopened notes.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment. Investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. holder. As used herein, the term “U.S. holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. For purposes of determining the amount of interest you are required to include in your income each year, these amounts must be adjusted as described under “—Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price” and “—Adjustments to Interest Accruals on the Notes to Reflect Actual Payments.”

Under the contingent debt regulations you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

—	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

—	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

—	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes. The “issue price” of a note is the price at which a substantial amount of the original notes was sold to the public.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. Although it is not clear how the comparable yield should be determined for notes (such as these) that provide for an exchange right and a redemption right, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. U.S. holders may obtain the comparable yield and projected payment schedule by submitting a written request for this information to us at: Wells Fargo Securities, LLC, Investment Solutions Group, 375 Park Avenue, New York, NY 10152.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine your interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price. Because your are acquiring the reopened notes for an amount in excess of their adjusted issue price, you will generally be required to reduce your interest income on the notes to account for the difference between your basis in your reopened note and its adjusted issue price at the time you acquire it. You should consult your tax adviser with respect to these adjustments. Accordingly, you will be required to reasonably determine the extent to which the difference between your basis in a reopened note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. You must (i) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates as described above and/or (ii) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the date of a projected payment to the extent of amounts allocated to a change in expectations as to the amount of that projected payment as described above. Adjustments allocated to the interest amount are made on the date the daily portion of interest accrues. You should consult your tax adviser with respect to these adjustments.

Adjustments to Interest Accruals on the Notes to Reflect Actual Payments. If, during any taxable year, you receive actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” equal to the amount of such excess. The net positive adjustment will be treated as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or retirement of the notes. For individual U.S. holders, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Redemption or Retirement of Notes. Generally, the sale, exchange or redemption of a note will result in taxable gain or loss to you. The amount of gain or loss on a sale, exchange or redemption of a note will be equal to the difference between (a) the amount received (including the fair value of any underlying stock received) by you (the “amount realized”) and (b) your adjusted tax basis in the note. As previously discussed under “—Adjustments to Interest Accruals on the Notes to Reflect Actual Payments,” to the extent that you had any net negative adjustment carry-forward, you may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange or redemption of the notes.

Upon the scheduled retirement of a note, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the note. For purposes of determining the amount realized on the scheduled retirement of a note, you will be treated as receiving the projected amount of any contingent payment due at maturity. As previously discussed under “—Adjustments to Interest Accruals on the Notes to Reflect Actual Payments,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, you will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that you had any net negative adjustment carry-forward, you may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above under “—Adjustments to Interest Accruals on the Notes to Reflect Actual Payments,” but taking into account the adjustments under “—Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price”) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, redemption or retirement of a note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year). The deductibility of capital losses is subject to limitations. If you sell the notes at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to you on a note, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, redemption or other disposition of the notes, unless you provide proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a non-U.S. holder. As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

—	an individual who is classified as a nonresident alien;

—	a foreign corporation; or

—	a foreign estate or trust.

The term “non-U.S. holder” does not include any of the following holders:

—	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note;

—	certain former citizens or residents of the United States; or

—	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussions above concerning Section 897 of the Code and below concerning backup withholding and FATCA, you will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

—	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

—	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

—	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

—	the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an appropriate IRS Form W-8, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange, redemption or other disposition of the notes. You may be subject to backup withholding in respect of amounts paid to you, unless you comply with certification procedures to establish that you are not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption. Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding (if applicable) applies to any payment on the notes of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $790,000 aggregate principal amount of notes.

ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated: On or after March 4, 2015

Wells Fargo & Company	Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor	c/o Investment Solutions
MAC J0127-045	375 Park Avenue, 4th Floor
New York, NY 10152	MAC J0127-033
Facsimile No: (212) 214-5913	New York, NY 10152
Telephone No: (212) 214-6101	Facsimile No: (212) 214-5912
Attention: Derivatives Structuring Group	Telephone No: (212) 214-6299
Attention: Geoffrey Keith

Dear Sirs or Madams:

The undersigned beneficial owner of the Medium-Term Notes, Series K, 0.125% Optionally Exchangeable Notes due February 21, 2020 of Wells Fargo & Company (CUSIP No. 94986RVY4) (the “notes”) hereby irrevocably elects to exercise its exchange right with respect to the principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 A.M., New York City time, on any trading day or at any time on a day that is not a trading day, as of the next trading day), provided that such a day is on or after March 4, 2015, and is on or before the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day before the stated maturity date. The exchange right is to be exercised as described under “Specific Terms of the Notes — Exchange Right” in the pricing supplement dated March 2, 2015 (the “pricing supplement”) relating to Registration Statement No. 333-180728. Terms not defined in this notice shall have their respective meanings as described in the pricing supplement.

Please (i) date and acknowledge receipt of this Official Notice of Exchange in the place provided below, and (ii) fax a copy to the fax number indicated. The amount of any such cash payment will be determined by the calculation agent and indicated in its acknowledgment of this Official Notice of Exchange. Wells Fargo will then deliver, in its sole discretion, the shares of the basket stocks, or an equivalent amount in cash based on the values thereof, on the third business day after the exchange notice date, in accordance with the terms of the notes as described in the pricing supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it will cause the principal amount of notes to be exchanged to be transferred to the paying agent on the exchange settlement date.

Very truly yours,
Name of Beneficial Owner

By:
Name
Title and/or Organization
Fax No./Direct No.

$
Principal amount of notes to be surrendered for exchange

$
Accrued interest, if any, due upon surrender of notes for exchange

Please specify: Exchange Notice Date

Receipt of the above Official Notice of Exchange is hereby acknowledged. WELLS FARGO & COMPANY, as issuer

By:
Title:

Date and time of acknowledgment

WELLS FARGO SECURITIES, LLC, as calculation agent

By:
Title:

Date and time of acknowledgment

Accrued interest, if any, due upon surrender of the
notes for exchange: $